Exhibit 99.1

To:	Insiders (as defined in the Virbac Corporation Insider Trading Policy), Active Virbac Employees, Terminated Employees who are currently participating in the Virbac Corporation Retirement Savings Plan # 4-24872 and the Virbac Corporation Retirement Savings Plan for Certain Union Members #4-25073

CC:	Eric Marée, Alec Poitevint, Michel Garaudet, John Willk, Pierre Pagés, Richard Pickert

From:	Chief Financial Officer, Compliance Officer

Re:	Blackout Period

Date:	September 15, 2006

This is to advise you that the Blackout Period under the Virbac Corporation Insider Trading Policy (the “Policy”) will begin at the close of trading on September 15, 2006. As such, beginning with the start of the business day on September 18, 2006, you and your family members may not participate in transactions involving trades of Virbac Common Stock, subject to the other limitations contained in the Policy.
Special Note: This blackout period does not apply to the Virbac Corporation Tender Offer and Merger Agreement in process.

/s/ Jean M. Nelson
Signature of Compliance Officer

Jean M. Nelson
Name of Compliance Officer

Attachments: Virbac Insider Trading Policy

Exhibit 99.1
Memo

To:	Virbac Employees

From:	Pamela Allred — Human Resources/Benefits Manager

Date:	September 15, 2006

Re:	Virbac Insider Trading Policy

This notice is to serve as a reminder of the specific guidelines enclosed in the Virbac Insider Trading Policy regarding blackout periods (please see below). The current blackout period will commence with the start of the business day on September 18, 2006 per the policy.
7.14 Insider Trading Policy
The following policies apply to trading by employees in the securities of the Company and other public companies, including 401(k) plan transactions involving Virbac Corporation stock:
1.	Employees May Not Trade While in Possession of Material Non-public Information. Employees may not buy or sell securities while in possession of material non-public information relating to the Company or certain other public companies, regardless of how such information was obtained. Examples of other public companies in whose securities trading may be restricted include customers, suppliers, competitors, adverse litigants and co-litigants, and companies with which the Company may be negotiating a business transaction.

2.	Employees May Not Discuss Material Non-public Information with Others. Employees may not discuss material non-public information with anyone except as may be required in the performance of Corporate duties.

3.	Employees May Trade Only After Public Dissemination of Information. After the information has been publicly released, the employee must allow at least two business days to elapse before trading to allow for public dissemination and evaluation of the information.

4.	Employees Should Purchase Securities for Investment Purposes Only. Since the Company may be in possession of material non-public information about the Company or another

Company for a substantial period of time, employees should not make any investments in a security issued by the Company or a Company about which the Company has, or may reasonably obtain, material non-public information, that they are not prepared to hold indefinitely.

5.	There will be no exceptions made — even for transactions that may be necessary or justifiable. Even the appearance of impropriety must be avoided to preserve our reputation for adhering to the highest standards of conduct.
The following policies apply to Insider trading in securities of the Company only:
1.	Short-Term Trading Prohibited: Short-term trading in securities issued by the Company is prohibited. Short-term trading includes the purchase and subsequent sale, or sale and subsequent purchase, of the Company’s securities within any period of less than six months. This restriction is important in light of the provisions of Section 16 of the Securities and Exchange Act of 1934. Section 16 provides, among other things, that any profit realized by Insiders from a purchase and sale or sale and purchase of the Company’s equity securities within any period of less than six months shall be recoverable by the Company.

2.	Trading Restricted During Blackout Periods: Whenever there is material non-public information concerning the Company, the Chief Financial Officer is empowered to restrict trading in its securities. For example, a trading blackout may be declared in special situations involving the Company, such as an undisclosed merger. Since a trading blackout may continue for an extended period of time, employees should not make any investment in the Company’s securities that they are not prepared to hold indefinitely.

3.	Other Prohibited Activities: Employees must not engage in any of the following activities with respect to the Company’s securities, whether or not he or she possesses material non-public information:
•	Trading during any period commencing 15 days prior to the end of any fiscal quarter or year and concluding three business days after the announcement of financial results for the fiscal quarter or year;

•	Purchasing securities on margin;

•	Selling securities “short”; or

•	Buying or selling put or call options.

CLEARANCE PROCEDURES
Prior to effecting a purchase or sale of any of the Company’s securities, including the purchase of the Company’s securities through the exercise of stock options, all employees must contact the Chief Financial Officer to obtain clearance. The Chief Financial Officer is the person designated by the Company who may determine, upon the advice of counsel, whether information known by an employee is material non-public information. The Chief Financial Officer also is empowered to prohibit trading based upon the existence of other circumstances justifying the prohibition.
Clearance provided by the Chief Financial Officer is effective only for the, period of time designated by such officer. Such period may be extended or restricted by such officer. If the employee does not execute the trade during that period, he or she must obtain a subsequent clearance prior to trading.
OTHER RESTRICTIONS
Other Restrictions May Apply. The Company’s policies set forth in this policy statement are not the only applicable restrictions on trading in the Company’s securities. Other restrictions are imposed under the Securities Act of 1933, the Securities Exchange Act of 1934, and other federal and state laws. The Company will attempt to alert each employee subject to such restrictions of his or her obligations. The ultimate responsibility for compliance, however, rests with the employee.
Reporting Requirements for Employees. Employees are responsible for filing all forms, schedules and reports required by the Securities and Exchange Commission and/or any exchange on which the Company’s securities are listed. Employees should contact the Chief Financial Officer for assistance in fulfilling reporting obligations.